                                                                 Exhibit 2.2


                                                              EXECUTION COPY

                              ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of March 21, 2005 by and among Angelica Textile Services, Inc., a New York corporation ("Buyer"), Royal Hospitality Services, Inc., a Delaware corporation ("Seller"), Mark C. Johnson ("Johnson"), Mark S. Leibovitz ("Leibovitz") and LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois (the "Escrow Agent").

         WHEREAS, this Agreement is entered into in conjunction with that certain Stock Purchase Agreement, dated as of March 21, 2005 (the "Purchase Agreement"), among the Buyer, Seller, the shareholders of Seller ("Shareholders"), Royal Institutional Services, Inc. ("Royal Institutional"), Surgi-Pack Corporation ("Surgi-Pack"), and Massachusetts Capital Resource Company ("Warrantholder"), in which Seller has agreed to sell to Buyer all of the issued and outstanding shares of common stock of Royal Institutional and Surgi-Pack (the "Shares") and Buyer has agreed to purchase the Shares, and Warrantholder has agreed to sell to Buyer for cancellation certain warrants (the "Warrants") to purchase shares of common stock of Royal Institutional and Buyer has agreed to purchase the Warrants;

         WHEREAS, Seller and Buyer have agreed pursuant to the terms of the Purchase Agreement that Buyer shall deposit into the "Escrow Account" (as defined herein) with the Escrow Agent a portion of the consideration to be paid to Seller under the Purchase Agreement in an amount equal to Two Million Dollars ($2,000,000) (the "Indemnification Deposit") to provide a source of funds from which Buyer may obtain the Indemnification Deposit, or a portion thereof, in the event of an indemnification obligation of the Shareholders (as defined in the Purchase Agreement) and Seller; and

         WHEREAS, Seller and Buyer have agreed pursuant to the terms of the Purchase Agreement that Buyer shall deposit into the Escrow Account with the Escrow Agent a portion of the consideration to be paid to Seller under the Purchase Agreement in an amount equal to Two Million Dollars ($2,000,000) (the "Contract Deposit"), payable to Buyer or Seller in accordance with
Section 1.5(a) of the Purchase Agreement; and

         WHEREAS, Seller and Buyer have agreed pursuant to the terms of the Purchase Agreement that Buyer shall deposit into the Escrow Account with the Escrow Agent a portion of the consideration to be paid to Seller under the Purchase Agreement in an amount equal to Four Hundred Fifty Thousand Dollars ($450,000) (the "Equipment Deposit"), payable to Buyer or Seller in accordance with Section 1.5(b) of the Purchase Agreement; and

         WHEREAS, Seller and Buyer have agreed that Buyer shall deposit into the Escrow Account with the Escrow Agent pursuant to the terms of the Purchase Agreement an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Johnson Deposit") payable to Buyer or Johnson in accordance with Section 1.2(b)(iv) of the Purchase Agreement; and

         WHEREAS, Seller and Buyer have agreed that Buyer shall deposit into the Escrow Account with the Escrow Agent pursuant to the terms of the Purchase Agreement an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Leibovitz Deposit") payable to Buyer or Leibovitz in accordance with Section 1.2(b)(v) of the Purchase Agreement; and



         WHEREAS, Seller and Buyer have agreed that Buyer shall deposit into the Escrow Account with the Escrow Agent pursuant to the terms of the Purchase Agreement an amount equal to Four Million Dollars ($4,000,000) (the "Jefferson Deposit") payable to Buyer or Seller in accordance with Section 1.5(c) of the Purchase Agreement; and

         WHEREAS, the Indemnification Deposit, the Contract Deposit, the Equipment Deposit, the Johnson Deposit, the Leibovitz Deposit and the Jefferson Deposit are referred to herein as the "Escrowed Consideration"; and

         WHEREAS, the Escrow Agent is willing to act as escrow agent in respect of such funds upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                           ESTABLISHMENT OF ESCROW
                           -----------------------

1.1 Immediately following the execution of this Agreement, the following will occur, all of which shall be acknowledged by Buyer, Seller and the Escrow Agent:

         (a) Buyer will deposit the Escrowed Consideration (the "Initial Deposit") with the Escrow Agent. The Initial Deposit, together with any investment earnings thereon, shall hereinafter collectively be referred to as the "Escrow Fund."

         (b) Buyer and Seller hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary subject to the terms and conditions set forth herein. The Escrow Agent shall receive the Initial Deposit and agrees to hold the Escrow Fund in a separate and distinct account (the "Escrow Account") which will be available for disbursement, subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release any of the Escrow Fund except in accordance with the express terms and conditions of this Agreement.

                                 ARTICLE II
                          INVESTMENT OF ESCROW FUND
                          -------------------------

2.1 The Escrow Fund shall be invested as soon as reasonably practicable, including income earned on said investment, in a LaSalle Enhanced Liquidity Management account ("LELM") or such other investments as may be selected by Seller with Buyer's prior written consent, which consent will not be unreasonably withheld. In no event shall the Escrow Fund be invested in an investment earning in excess of Ten Percent (10%) interest in any calendar year during the term of the Escrow Agreement. All income earned on the Escrow Fund shall be taxable to the Buyer and shall be credited to the Escrow Account. The Escrow Agent shall have no responsibility for the tax consequences of this Agreement, other than with respect to any compensation paid to the Escrow Agent pursuant to this Agreement.

2.2 The Escrow Agent shall not be responsible to Buyer and Seller or any other person or entity for any loss or liability arising in respect of any directed investment in Section 2.1 except to the extent that such loss or liability arose from the Escrow Agent's gross negligence or willful misconduct.

                                 ARTICLE III
                    DISBURSEMENTS FROM THE ESCROW ACCOUNT
                    -------------------------------------

3.1 The Escrow Agent shall not disburse or otherwise dispose of any of the amounts held in the Escrow Account, except as follows:

         (a) With respect to the Indemnification Deposit, as directed in any joint written instructions executed and delivered by Buyer and Seller, as provided in Sections 3.2 or 3.3 of this Agreement;

         (b) With respect to the Contract Deposit, as directed in any joint written instructions executed and delivered by Buyer and Seller, as provided in Section 3.4 of this Agreement;

         (c) With respect to the Equipment Deposit, as directed in any joint written instructions executed and delivered by Buyer and Seller, as provided in Section 3.5 of this Agreement;

         (d) With respect to the Johnson Deposit, as directed in any joint written instructions executed and delivered by Buyer and Johnson as provided in Section 3.6 of this Agreement;

         (e) With respect to the Leibovitz Deposit, as directed in any joint written instructions executed and delivered by Buyer and Leibovitz as provided in Section 3.7 of this Agreement;

         (f) With respect to the Jefferson Deposit, as directed in any joint written instructions executed and delivered by Buyer and Seller, as provided in Section 3.8 of this Agreement;

         (g) With respect to the Interest Tax Disbursement (as defined herein), as directed in a joint written instruction executed and delivered by Buyer and Seller, as provided in Section 3.9 of this Agreement;

         (h) As directed in any award or order issued by the Arbitrator pursuant to Article XV of this Agreement; or

         (i) As directed in any order, judgment or decree made or entered by any court of competent jurisdiction.

         (j) Disbursements under Sections 3.1(h) and 3.1(i) above shall be made as follows: There shall be delivered to the Escrow Agent a certified copy of an order, decree, judgment or award issued by a court or by the Arbitrator, as the case may be, accompanied by a certificate (a "Litigation Certificate") executed by Buyer or Seller, as the case may be (the "Presenting Party") to the effect that such order, decree, judgment or award is dispositive as to the disbursement of the applicable portion of Escrow Fund, setting forth in reasonable detail the substance of such judgment and instructions as to the disbursement of the Escrow Funds specified therein or indicated thereby and certifying that a copy of such certificate has been simultaneously delivered to the other, non-presenting party. Escrow Agent shall disburse such Escrow Funds according to the Litigation Certificate on the 5th business day following receipt by the Escrow Agent of the Litigation Certificate; provided that if the non-presenting party delivers to the Escrow Agent a certificate prior to such 5th business day disputing the contents of the Litigation Certificate, then the Escrow Agent shall not disburse the disputed Escrow Funds specified therein and shall interplead the disputed Escrow Funds specified therein or file a declaratory judgment action with a court of competent jurisdiction to determine the rights of the parties to be the disputed Escrow Funds, unless prior to such interpleader or filing the Escrow Agent receives a joint written notice and instruction pursuant to the terms of this Agreement.

3.2 With respect to the Indemnification Deposit, the Escrow Agent shall disburse amounts held in the Escrow Account to Buyer in accordance with a disbursement notice executed jointly by both Buyer and Seller substantially in the form attached hereto as Exhibit A and delivered to the Escrow Agent
                               ---------
("Disbursement Notice"), which Disbursement Notice shall specify (a) the amount to be disbursed which shall include all interest earned on the amount disbursed and not distributable to Buyer in accordance with Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions. Such Disbursement Notice shall be provided to the Escrow Agent no less than two (2) Business Days (as defined in Section 13.2) prior to the requested disbursement date. In no event shall the amount of the Escrow Fund disbursed to Buyer as a result of indemnification claims of the Buyer under the Purchase Agreement exceed the Indemnification Deposit.

3.3 On the first business day following each of March 21, 2006 (the date that is twelve months after the date of this Agreement), and March 21, 2007 (the date that is twenty-four months after the date of this Agreement), Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice authorizing the Escrow Agent to release and pay to Seller within two (2) Business Days the amount of One Million Dollars ($1,000,000), less any amount previously disbursed from the Indemnification Deposit and all amounts set forth in any "Initial Claim Notice" or "Final Claims Statement" (each as defined in the Purchase Agreement) that has been delivered by Buyer to Royal Hospitality and the Shareholders and is outstanding and unpaid as of such date plus all interest earned on the amount disbursed and not distributable to Buyer in accordance with Section
3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10).

3.4 With respect to the Contract Deposit, on the first business day following the date of renewal of a Short-Term Contract (as defined in the Purchase Agreement) within the time period specified in Section 1.5(a) of the Purchase Agreement, Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify (a) the amount to be disbursed to Seller and/or the amount to be disbursed to Buyer, if any, with respect to a Short-Term Contract in accordance with Section 1.5(a) of the Purchase Agreement, which respective amounts disbursed to Seller and/or Buyer, as applicable, shall include all interest earned thereon and not distributable to Buyer in accordance with Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement and (c) the manner of disbursement and delivery instructions for Seller and/or Buyer, as applicable. Such Disbursement Notice shall be provided to the Escrow Agent no less than two (2) Business Days (as defined in Section 13.2) prior to the requested disbursement date.

3.5 With respect to the Equipment Deposit, on the first business day following the date of determination that an Equipment Item (as defined in the Purchase Agreement) has satisfied the requirements specified in Section 1.5(b) of the Purchase Agreement, Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify (a) the amount to be disbursed to Seller with respect to such Equipment Item in accordance with Section 1.5(b) of the Purchase Agreement which shall include all interest earned on the amount disbursed with respect to such Equipment Item and not distributable to Buyer in accordance with
Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement and (c) the manner of disbursement and delivery instructions for Seller. If applicable, on the first business day following the Equipment Adjustment Date (as defined in the Purchase Agreement), Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify (a) the amount to be disbursed to Buyer with respect to any non-operational Equipment Item in accordance with Section 1.5(b) of the Purchase Agreement, which shall include interest earned on the amount disbursed with respect to the Equipment Item and not distributable to Buyer in accordance with Section 3.9, (b) the date of disbursement and (c) the manner of disbursement and delivery instructions. Any such Disbursement Notice shall be provided to the Escrow Agent no less than two (2) Business Days (as defined in Section 13.2) prior to the requested disbursement date.

3.6 With respect to the Johnson Deposit, on the first business day following March 21, 2015 (the date that is ten years after the date of this Agreement), in the event that Johnson has complied with Section 1.2(b)(iv) of the Purchase Agreement, Buyer and Johnson shall jointly execute a disbursement notice which shall specify (a) that the Johnson Deposit shall be disbursed to Johnson in accordance with Section 1.2(b)(iv) of the Purchase Agreement, plus all interest earned on the Johnson Deposit and not distributable to Buyer in accordance with Section 3.9, (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions and which shall be substantially in the form attached hereto as Exhibit B
                                                                ---------
and delivered to the Escrow Agent (the "Shareholder Disbursement Notice"). Notwithstanding the foregoing, in the event that at any time prior to March 21, 2015 Johnson does not fully comply with the provisions of Section 1.2(b)(iv) of the Purchase Agreement, Buyer and Johnson shall jointly execute a Shareholder Disbursement Notice which shall specify (a) that the Johnson Deposit shall be disbursed to Buyer in accordance with Section 1.2(b)(iv) of the Purchase Agreement, plus all interest earned on the Johnson Deposit and not distributable to Buyer in accordance with Section
3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions.

3.7 With respect to the Leibovitz Deposit, on the first business day following March 21, 2015 (the date that is ten years after the date of this Agreement), in the event that Leibovitz has complied with Section 1.2(b)(v) of the Purchase Agreement, Buyer and Leibovitz shall jointly execute a Shareholder Disbursement Notice which shall specify (a) that the Leibovitz Deposit shall be disbursed to Leibovitz in accordance with Section 1.2(b)(v) of the Purchase Agreement plus all interest earned on the Leibovitz Deposit and not distributable to Buyer in accordance with Section 3.9, (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions. Notwithstanding the foregoing, in the event that at any time prior to March 21, 2015 Leibovitz does not fully comply with the provisions of Section 1.2(b)(v) of the Purchase Agreement, Buyer and Leibovitz shall jointly execute a Shareholder Disbursement Notice which shall specify (a) that the Leibovitz Deposit shall be disbursed to Buyer in accordance with
Section 1.2(b)(v) of the Purchase Agreement plus all interest earned on the Leibovitz Deposit and not distributable to Buyer in accordance with Section
3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions.

3.8 With respect to the Jefferson Deposit, subject to the conditions set forth herein, on the last business day of each calendar quarter (or May 25, 2008 for the last calendar quarter) during the Jefferson Contract Period (as defined in the Purchase Agreement) that Buyer is providing service to Jefferson Health System pursuant to the Laundry Services Agreement (as defined in the Purchase Agreement), Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify
(a) that Three Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($333,333.33) shall be disbursed to Seller pursuant to Section 1.5(c) of the Purchase Agreement plus all interest earned on such amount and not distributable to Buyer in accordance with
Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10) , (b) the date of disbursement (which shall be the date two
(2) Business Days (as defined in Section 13.2) following the date such Disbursement Notice is delivered to the Escrow Agent), and (c) the manner of disbursement and delivery instructions. In the event that, at any time during the Jefferson Contract Period, the Laundry Services Agreement is finally and unconditionally assigned to Buyer or the consent of Jefferson Health System under Section VI(F) of the Laundry Services Agreement is obtained with respect to the transactions contemplated by the Purchase Agreement, Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify (a) that the balance of the Jefferson Deposit shall be disbursed to Seller in accordance with Section 1.5(c) of the Purchase Agreement plus all interest earned on such amount and not distributable to Buyer in accordance with Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions. In the event that at any time during the Jefferson Contract Period the provision of services by Buyer under the Laundry Services Agreement ceases due to termination by Jefferson Health System prior to the Laundry Services Agreement being finally and unconditionally assigned to Buyer or the consent of Jefferson Health System under Section VI(F) of the Laundry Services Agreement being obtained with respect to the transactions contemplated by the Purchase Agreement, Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall specify (a) that the balance of the Jefferson Deposit shall be disbursed to Buyer and Seller (pro rata for any portion of the then-current calendar quarter that Buyer provided services under the Laundry Services Agreement) in accordance with
Section 1.5(c) of the Purchase Agreement, which respective amounts shall include all interest earned thereon and not distributable to Buyer in accordance with Section 3.9 (as calculated by the Buyer and the Shareholders pursuant to Section 3.10), (b) the date of disbursement, and (c) the manner of disbursement and delivery instructions.

3.9 Notwithstanding anything herein to the contrary, not later than March 15 of each year during the term of this Escrow Agreement, Buyer and Seller shall jointly execute and deliver to the Escrow Agent a Disbursement Notice which shall authorize the Escrow Agent to disburse an amount equal to Thirty Percent (30%) of all interest earned during the previous calendar year to Buyer (as calculated by the Buyer and the Shareholders pursuant to Section 3.10) (the "Interest Tax Disbursement"). Such Disbursement Notice shall be provided to the Escrow Agent no less than two (2) Business Days prior to the requested disbursement date.

3.10 From time to time but no less often than monthly, Escrow Agent shall provide to the other parties to this Escrow Agreement, a statement of the principal held and the interest earned on the Escrowed Consideration. The parties to this Escrow Agreement, other than the Escrow Agent, shall use such information to determine the interest to be paid with each disbursement pursuant to Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, and 3.8 or the amount payable pursuant to Section 3.9.

                                 ARTICLE IV
                           COMPENSATION; EXPENSES
                           ----------------------

4.1 As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Exhibit C to this Agreement and shall be
                           ---------
reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All compensation and expenses shall be paid by Buyer except as otherwise specifically provided in this Agreement.

                                  ARTICLE V
                       EXCULPATION AND INDEMNIFICATION
                       -------------------------------

5.1 The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.

5.2 The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.

5.3 In the event the Escrow Agent is notified of any dispute, disagreement or legal action between Buyer and Seller, or between or among Buyer, Seller and/or any third party, relating to or arising in connection with the escrow, the Escrow Fund, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent's discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves, provided that such action must be brought before the Arbitrator pursuant to
Article XV hereof if the dispute involves solely Buyer and Seller. The Escrow Agent is authorized, at its option, to deposit with the Clerk of the Court or the Arbitrator, as applicable, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which Buyer or Seller agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

5.4 Buyer and Seller hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys' fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent's gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys' fees, expenses, obligations, and liabilities. Half of the costs and expenses of enforcing this right of indemnification shall be paid by Buyer and half of such costs and expenses shall be paid by Seller. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

                                 ARTICLE VI
                          TERMINATION OF AGREEMENT
                          ------------------------

6.1 This Agreement may be terminated at any time upon the receipt by the Escrow Agent of three (3) Business Days prior written notice of termination by Buyer and Seller directing the distribution of all assets then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all amounts in the Escrow Account (including all the securities in which any of the funds deposited into the Escrow Account shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that the rights and obligations of the parties hereto shall survive the termination hereof.

                                 ARTICLE VII
                         RESIGNATION OF ESCROW AGENT
                         ---------------------------

7.1 The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to Buyer and Seller; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Seller shall use its reasonable best efforts to select a successor escrow agent within thirty
(30) days after receiving such notice. If Seller fails to appoint a successor escrow agent within such time, of if Buyer disagrees in writing delivered to Seller with Seller's choice of Escrow Agent within three (3) days of written notification of the same from Seller, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent, which fees and expenses shall be allocated as provided in the last sentence of Section 4.1.

                                ARTICLE VIII
                                   NOTICES
                                   -------

8.1 All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by facsimile transmission to the respective facsimile numbers set forth below, if applicable (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), or (b) the next

Business Day if sent by nationally recognized overnight courier, in any case to the respective addresses as follows:

         In the case of Buyer:

                  Angelica Textile Services, Inc.
                  Attention:  Paul R. Anderegg, President
                  1105 Sanctuary Parkway, Suite 210
                  Alpharetta, GA  30004
                  Facsimile No.:  (678) 823-4168

         With a copy to (which shall not constitute notice to Buyer):

                  Angelica Corporation
                  Attention: Steven L. Frey, Esq.,
                    Vice President and General Counsel
                  424 S. Woods Mill Road
                  Chesterfield, MO  63017
                  Facsimile No.:  (314) 854-3949

         In the case of Seller:

                  Royal Hospitality Services, Inc.
                  Attention:  Mark C. Johnson
                  520 Columbia Street
                  Somerville, MA  02143
                  Facsimile No.: N/A

         With a copy to (which shall not constitute notice to Seller):

                  Goodwin Procter LLP
                  Attention: Kathy A. Fields
                  Exchange Place
                  53 State Street
                  Boston, MA 02109
                  Facsimile No.: (617) 523-1231

         In the case of Johnson:

                  Mark C. Johnson
                  437 Bullard Street
                  Holden, MA  01520
                  Facsimile No.: N/A

         With a copy to (which shall not constitute notice to Johnson):

                  Goodwin Procter LLP
                  Attention: Kathy A. Fields
                  Exchange Place
                  53 State Street
                  Boston, MA 02109
                  Facsimile No.: (617) 523-1231

         In the case of Leibovitz:

                  Mark S. Leibovitz
                  65 Berry Circle
                  South Hamilton, MA  01982
                  Facsimile No.: N/A

         With a copy to (which shall not constitute notice to Leibovitz):

                  Goodwin Procter LLP
                  Attention: Kathy A. Fields
                  Exchange Place
                  53 State Street
                  Boston, MA 02109
                  Facsimile No.: (617) 523-1231

         If to the Escrow Agent:

                  LaSalle Bank National Association
                  135 South LaSalle Street, Suite 1960
                  Chicago, Illinois   60603
                  Attention: Mark LoIacono
                  Telephone: (312) 904-6836
                  Facsimile No.: (312) 904-2236

                                 ARTICLE IX
                                GOVERNING LAW
                                -------------
9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions and the parties hereto consent to jurisdiction in the State of Illinois and venue in any state or Federal court located in the City of Chicago for purposes of resolving any litigation of or under this Agreement; provided, however, that, notwithstanding any other provision in this Agreement, with respect to any dispute strictly involving Buyer and Seller and not involving this Agreement, the Escrow Agent and/or the Escrow Fund, the dispute resolution procedure set forth in Section 12.12 of the Purchase Agreement shall be controlling.

                                  ARTICLE X
                      AUTOMATIC SUCCESSION; ASSIGNMENT
                      --------------------------------

10.1 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

10.2 Except as set forth in Section 10.1, no rights, obligations or liabilities hereunder shall be assignable by any party hereto without the prior written consent of the other parties.

                                 ARTICLE XI
                         AMENDMENT AND MODIFICATION
                         --------------------------

11.1 Buyer, Seller. Johnson, Leibovitz and the Escrow Agent may amend, modify, and/or supplement this Agreement as they may mutually agree in writing.

                                 ARTICLE XII
                                COUNTERPARTS
                                ------------

12.1 This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. In making proof of this Agreement it shall be necessary to produce or account for only one such counterpart signed by or on behalf of the party sought to be charged herewith.

                                ARTICLE XIII
                               INTERPRETATION
                               --------------

13.1 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

13.2 As used in this Agreement, "Business Day" means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

                                 ARTICLE XIV
                                SEVERABILITY
                                ------------

14.1 The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

                                 ARTICLE XV
                           RESOLUTION OF DISPUTES
                           ----------------------

15.1 Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association ("AAA").
Arbitration proceedings conducted pursuant to this Article XV shall be held in Chicago, Illinois.

15.2 Arbitrations shall be conducted by a single arbitrator (the "Arbitrator") selected at random from a list of arbitrators maintained in the office of AAA in Chicago, Illinois. The Arbitrator must be a person experienced in corporate law or the law of commercial finance and must have served as an arbitrator in not less than three (3) prior commercial arbitrations involving primarily questions of commercial or corporate law conducted under the AAA rules. The Arbitrator may not be a person who ever has been an affiliate of or attorney for any party or for any of their respective affiliates.

15.3 The parties shall allow and participate in discovery in accordance with the United States Federal Rules of Civil Procedure for a period of ninety
(90) days after the filing of an answer or other responsive pleading. Unresolved discovery disputes may be brought to the attention of the Arbitrator for resolution.

15.4 Any provisional remedy that would be available from a court of law shall be available from the Arbitrator to the parties pending arbitration. Any party may, without inconsistency with this Agreement, apply to any court of proper jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

15.5 The Arbitrator's award shall be made in writing, but shall not make any findings of fact or conclusions of law. The Arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement and the Purchase Agreement. Judgment on any arbitration award may be entered by the Arbitrator or by any party in any court having jurisdiction thereof. No party or Arbitrator may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of both parties except to the extent necessary to enter and enforce a judgment based upon such award.

15.6 The award of the Arbitrator shall be final and not subject to appeal. Each party hereby waives the benefit of any applicable law that would permit it to appeal the decision of the Arbitrator to any court or other authority.

15.7 All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

15.8 The provisions of this Article XV shall survive termination of this Agreement. Any dispute regarding the applicability of this Article XV to a particular claim or controversy shall be arbitrated as provided in this
Article XV.

15.9 Notwithstanding anything in this Agreement to the contrary, this
Article XV shall not apply with respect to any dispute strictly involving Buyer and Seller and not involving this Agreement, the Escrow Agent and/or the Escrow Fund; rather, in such case the dispute resolution procedure set forth in Section 12.12 of the Purchase Agreement shall be controlling.

                          [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

         BUYER:                     ANGELICA TEXTILE SERVICES, INC.

                                    By: /s/  Steven L. Frey
                                       -----------------------------------
                                    Name: Steven L. Frey
                                         ---------------------------------
                                    Title: Vice President
                                          --------------------------------


         SELLER:                    ROYAL HOSPITALITY SERVICES, INC.

                                    By: /s/  Mark C. Johnson
                                       -----------------------------------
                                    Name: Mark C. Johnson
                                         ---------------------------------
                                    Title: President
                                          --------------------------------


         JOHNSON:                   /s/  Mark C. Johnson
                                    --------------------------------------
                                    Mark C. Johnson

         LEIBOVITZ:                 /s/  Mark S. Leibovitz
                                    --------------------------------------
                                    Mark S. Leibovitz

         ESCROW AGENT:              LASALLE BANK NATIONAL ASSOCIATION, as
                                    Escrow Agent

                                    By: /s/  R.C. Bergman
                                       -----------------------------------
                                    Name: R.C. Bergman
                                         ---------------------------------
                                    Title: First Vice President
                                          --------------------------------

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